EXHIBIT 4.2

                              AGREEMENT CONCERNING

                   ALLOCATION OF THE STOCK ACQUISITION RIGHTS
                               OF SONY CORPORATION
                            FOR THE FISCAL YEAR 2002


        SONY CORPORATION (hereinafter referred to as the "Corporation") and ___________________ (hereinafter referred to as the "Qualified Person") enter into this Agreement as follows in connection with the allocation of the stock acquisition rights (hereinafter referred to as the "Options") to be issued by the Corporation pursuant to the provisions of the terms and conditions of the Options (hereinafter referred to as the "Terms and Conditions") set forth in the
Exhibit 1 attached hereto and pursuant to the special resolution adopted at the 85th Ordinary General Meeting of Shareholders held on June 20, 2002 and the resolution adopted at the Meeting of the Board of Directors held on March 28, 2003:


Article 1      (Purpose and Administration)

        The primary purpose of allocating the Options to the Qualified Person is to enhance the willingness of the Qualified Person to contribute towards the advancement of Sony Group's business performance and thereby advance such business performance by making the economic interest, which the Qualified Person will receive, correspond to the business performance of the Corporation. This Agreement and the Terms and Conditions shall be administered by the Corporation, and such representative directors or other persons as the Corporation may designate from time to time to represent the Corporation in respect of this Agreement, the Terms and Conditions and Options.

Article 2      (Restrictions under the Terms and Conditions and this Agreement)

        The Options shall be subject to (1) the Terms and Conditions, which are attached to this Agreement as Exhibit 1 and form an integral part of this Agreement, and (2) the conditions and restrictions provided for in this Agreement. The Qualified Person agrees to be bound by the conditions and restrictions set forth in the Terms and Conditions and this Agreement. Notwithstanding the provisions of the Terms and Conditions, the exercise of the Options is further subject to such additional conditions as set forth herein. In particular, the exercise is subject to the restrictions under Articles 5 and 7.

Article 3      (Allocation of the Options)

        Pursuant to this Agreement, the Corporation allocates the following Options to the Qualified Person in accordance with the following terms on the execution date of this Agreement (hereinafter referred to as the "Issue Date").

          (1)  Number of Options allocated to the Qualified Person:

               (________ shares may be issued or transferred upon the exercise by the Qualified Person of all Options allocated to the Qualified Person pursuant to this Agreement.)

          (2) Class and number of shares to be issued or transferred upon exercise of each Option:

               100 shares of common stock of the Corporation

          (3) Amount to be paid per share to be issued or transferred upon exercise of each Option (hereinafter referred to as the "Exercise Price") is initially:

               US$36.57

          (4)  Period during which the Options may be exercised:

               From and including April 1, 2003, to and including March 31, 2013 (the "Term"), however, exercise of the Options is subject to the restrictions provided for in Article 5.

The number of shares to be issued or transferred upon exercise of each Option and the Exercise Price payable upon the exercise of each Option may be adjusted pursuant to the provisions of the Terms and Conditions.


Article 4      (Information on Corporation and its Shares)

        Basic information on the Corporation and its shares is as set forth in
Exhibit 2 attached hereto.


Article 5      (Vesting, Conditions for Exercise of the Options and Prohibition
                of Disposition)

          (1) Exercise of the Options is further subject to the restrictions as set forth in Exhibit 3 attached hereto.

          (2) Except as provided in Article 7, the Options, whether vested or unvested, are nontransferable by the Qualified Person.

Article 6      (Procedures for Exercising the Options)

        Procedures for exercising the Options shall be provided for in the Terms and Conditions, and in addition, detailed matters concerning such procedures shall be provided for in a "Guide to the Sony Stock Option Program" separately provided by the Corporation or one of its subsidiaries and delivered to the Qualified Person by the Corporation or one of its subsidiaries no later than the date on which the Options held by the Qualified Person first become exercisable.

Article 7      (Inheritance of the Options)

        Upon the death of the Qualified Person, outstanding Options granted to such Qualified Person may be exercised only by the executors or administrators of the Qualified Person's estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution, provided that no transfer by will or the laws of descent and distribution of any Option, or the right to exercise any Option, shall be effective to bind the Corporation unless the Corporation shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Corporation may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Option that are or would have been applicable to the Qualified Person and to be bound by the acknowledgements made by the Qualified Person in connection with the grant of the Option.

Article 8      (Issue of Certificate for the Options)

        The Qualified Person shall not request the Corporation to issue certificates for the Options.

Article 9      (Issuance of ADRs)

        The Corporation currently maintains an American Depositary Receipt program in the United States pursuant to which American Depositary Receipts or "ADRs" represent shares of common stock of the Corporation. During the time the Corporation maintains an American Depositary Receipt program in the United States, the Qualified Persons who exercise Options will generally receive ADRs in lieu of shares of common stock as follows. Upon exercise of an Option, certificates for shares of common stock acquired upon the exercise of such Option shall be issued in the name of the depositary under the Sony American Depositary Receipt program in the name of, and for the benefit of, the Qualified Person. Upon receipt of shares of common stock upon the exercise of an Option, the depositary under the Sony American Depositary Receipt Program shall immediately and automatically issue ADRs representing such shares of common stock in the name of the applicable Qualified Person and shall deliver such ADRs to such Qualified Person (or to an account held for the benefit of such Qualified Person) as soon as practicable following the effective date on which such issuance occurs. For simplicity, all references in this Agreement and the Terms and Conditions to common stock will be deemed to also refer to ADRs.

Article 10     (Treatment in the Events of Merger and Consolidation)


1. In the event of (a) any consolidation or amalgamation of the Corporation with, or merger of the Corporation into, any other corporation (other than a consolidation, amalgamation or merger in which the Corporation is the continuing corporation) or (b) any other corporate transaction (excluding any transaction described in (a) above, a share exchange or share transfer) involving the Corporation, including a dissolution or liquidation of the Corporation, a sale of all or substantially all of the Corporation's assets, corporate separation, or any other similar transaction, the Corporation may (x) cause the entity resulting from such transaction to execute an agreement providing that a holder of the Options shall have the right during the Term to exercise the Options and upon exercise to receive the class and amount of shares, and other securities and property receivable upon such transaction by a holder of the number of shares in respect of which the Options could have been exercised immediately prior to such transaction or (y) prevent from being exercised, effective immediately upon the occurrence of such transaction, each Option outstanding immediately prior to such transaction (whether or not then exercisable).

2. In the event that the Corporation enters into a definitive agreement or makes a decision by board resolution or approval of shareholders' meeting to effectuate one or more of the transactions or events described in (a) or (b) in the immediately preceding paragraph (in this paragraph 2, including share exchange and share transfer), the Corporation may provide not less than twenty days advance notice to the Qualified Person of the consummation of such transaction or event and give the Qualified Person the opportunity to exercise their options (whether or not such options are then vested or exercisable), immediately prior to, and subject to, the consummation of such transaction or event.



Article 11     (Withholding by the Corporation)

        In connection with Condition 13(2), the Corporation or its designee is authorized to withhold from any payment relating to an Option or from any payroll or other payment to a holder, amounts of withholding and other taxes or fees due in connection with the Option, and to take any other action as the Corporation may deem advisable to enable the Corporation and the holder to satisfy obligations for the payment of withholding taxes, other tax obligations and other costs and fees relating to the Options. This authority shall include, in the Corporation's discretion, authority to withhold or receive shares of common stock of the Corporation or other property and to make cash payments in respect thereof in satisfaction of the holder's tax obligations and other costs and fees relating to the Options, either on a mandatory or elective basis in the discretion of the Corporation.

Article 12     (Compliance with the Applicable Securities Law, Etc.)

        The Qualified Person shall, in selling the shares of common stock of the Corporation acquired upon exercise of the Options, confirm in advance with the Corporation that such proposed sale is permissible under any and all applicable policies, programs, arrangements or other provisions relating to insider trading maintained by the Corporation or any of its subsidiaries and shall comply with any and all applicable laws and regulations, including but not limited to U.S. and Japanese laws.

Article 13     (Amendment to This Agreement and Treatment of Matters Not
                Provided for in This Agreement)

1. If it is found out that this Agreement is not in compliance with the Commercial Code, the Securities and Exchange Law, the Income Tax Law, the Corporation Tax Law or any other related laws or regulations of Japan or any applicable laws of any other jurisdiction, or if this Agreement becomes not in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, with notice to the Qualified Person, adequately establish, amend or eliminate the subject provisions.


2. With respect to matters not provided for in this Agreement or the "Guide to the Sony Stock Option Program", such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation, or in the event that such consultation fails to bring an agreement, such matters shall be decided by the Corporation and such representative director or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, Options and this Agreement. Decisions of the Corporation or such representative directors or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options and this Agreement shall be final and binding on all parties. None of the Corporation or such representative directors or other persons as the Corporation may designate from time to time to represent the Corporation in respect of the Terms and Conditions, the Options or this Agreement shall be liable to any Qualified Person for any action, omission or determination relating to the Terms and Conditions, the Options or this Agreement.


Article 14     (Manner of Notice)

        Notices by the Corporation to the Qualified Person under the Terms and Conditions and this Agreement shall be made in any of the following manners:

          (1) delivering (including mailing) a written notice to the address of the Qualified Person set forth in the register of Options;


          (2) sending documents to the Qualified Person at his/her department in the Corporation (including any Sony Group Company) or sending electronic data to the e-mail address of the Qualified Person at the Corporation (including any Sony Group Company); or


          (3) giving notice on the web site of the Corporation (including any Sony Group Company).


Article 15     (Governing Law and Jurisdiction)

        This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have the exclusive jurisdiction for settling any and all disputes that arises under or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement and the grant of Options provided for herein shall be effective as of the date that two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original.




                                SONY CORPORATION
                                7-35, Kitashinagawa 6-chome, Shinagawa-ku, Tokyo



                                By: /s/ Nobuyuki Idei
                                    -----------------
                                    Nobuyuki Idei
                                    Representative Director
                                    Date:  March 31, 2003


                                QUALIFIED PERSON


                                By: ______________________________
                                    Name:


                                    Address:
                                    Date:  March 31, 2003

                                                                       Exhibit 1

                   TERMS AND CONDITIONS OF THE THIRD SERIES OF
                            STOCK ACQUISITION RIGHTS
                 FOR SHARES OF COMMON STOCK OF SONY CORPORATION


       These terms and conditions of the stock acquisition rights shall apply to the Third Series of Stock Acquisition Rights for Shares of Common Stock (hereinafter referred to as the "Options") of Sony Corporation (hereinafter referred to as the "Corporation") issued on March 31, 2003 by the Corporation in accordance with the special resolution adopted at the 85th Ordinary General Meeting of Shareholders held on June 20, 2002 and the resolution adopted at the Meeting of the Board of Directors held on March 28, 2003:

1.   Aggregate Number of Options

     o    14,475

2. Class and Number of Shares to be Issued or Transferred upon Exercise of Each Option

          100 shares of common stock of the Corporation (hereinafter referred to as "Common Stock")

3. Adjustment of Number of Shares to be Issued or Transferred upon Exercise of Each Option

     (1) In the case that the Corporation splits or consolidates its Common Stock, the number of shares to be issued or transferred upon exercise of each Option (hereinafter referred to as the "Number of Granted Shares per Option") shall be adjusted in accordance with the following formula:



      Number of Granted Shares  =  Number of Granted Shares  X   Ratio of split
      per Option after             per Option before                  or
      adjustment                   adjustment                    consolidation

     (2) An adjustment to the Number of Granted Shares per Option under the immediately preceding item shall be made only with respect to the Options that have not been exercised prior to or at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.

     (3) The effective date of the Number of Granted Shares per Option after adjustment shall be the same day as the date provided for in item (2) of Condition 7 when the Exercise Price after adjustment becomes effective with regard to the adjustment of the Exercise Price for the same reason as the adjustment of the Number of Granted Shares per Option.

     (4) When the Number of Granted Shares per Option is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Number of Granted Shares per Option after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

4.   Issue Price of Options

     The Options are issued without the payment to the Corporation of any consideration.

5.   Issue Date of Options

     March 31, 2003

6.   Exercise Price of Options

          The amount to be paid in per share to be issued or transferred upon exercise of the Options (the "Exercise Price") is initially US$36.57.

7.   Adjustment of Exercise Price

     (1) In the case that the Corporation splits or consolidates shares of Common Stock after the issue date of the Options, the Exercise Price shall be adjusted in accordance with the following formula and any fraction less than one (1) cent resulting from this adjustment shall be rounded up to the nearest one (1) cent:

          Exercise Price after  =   Exercise Price before X    1
          adjustment                adjustment              --------
                                                         Ratio of split or
                                                           consolidation

     (2) In case that the Exercise Price is adjusted pursuant to the immediately preceding item, the effective date of the Exercise Price after adjustment shall be as set forth below:

          The Exercise Price after adjustment shall become effective, in case of a stock split, on and after the day following the allocation date, and in case of a stock consolidation, on and after the day following the expiration date of the period provided for in paragraph 1 of Article 215 of the Commercial Code of Japan; provided, however, that in the case that the Corporation splits shares of Common Stock on condition that the agenda on transferring profits available for dividends to stated capital is approved by the Ordinary General Meeting of Shareholders of the Corporation and the allocation date for such stock split falls on any day prior to the conclusion date of such General Meeting of Shareholders, the Exercise Price after adjustment shall, on the date immediately after the conclusion date of such General Meeting of Shareholders, become effective retroactively from the date immediately after the allocation date.

          In the case provided for in the proviso above, the number of shares of Common Stock calculated in accordance with the following formula shall be issued or transferred to holders of the Options that exercise the Options from the day following the allocation date for the stock split to the conclusion date of the relevant General Meeting of Shareholders. (The number of shares to be issued or transferred upon such exercise of the Options shall be hereinafter referred to as the "Number of Initial Shares before Approval"). In this case, any fraction less than one (1) share resulting from such adjustment shall be disregarded.


Number of
shares to be
additionally                                                     Number of
issued or  =     (Exercise Price    --  Exercise Price after  x  Initial  Shares
transferred      (before adjustment     adjustment               before Approval
                 ---------------------------------------------------------------
                                         Exercise Price after adjustment

     (3) In addition to the cases in item (1) of this Condition where the Exercise Price is required to be adjusted, the Exercise Price shall be adjusted in the manner deemed to be appropriate by the Corporation in the following cases.

          (i) When the Exercise Price is required to be adjusted in case of merger, capital reduction, or company split (split by new incorporation or by absorption) of the Corporation.

          (ii) In addition to item (i) above, when the Exercise Price is required to be adjusted for the reason of occurrence of events that shall cause or may cause a change to the total number of shares of issued Common Stock.

     (4) When the Exercise Price is adjusted, the Corporation shall give notice of necessary matters to each holder of the Options registered in the register of Options, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

8.   Period during which Options May be Exercised

     From and including April 1, 2003, to and including March 31, 2013. If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period.

9.   Conditions for Exercise of Options

     (1)  Each Option may not be exercised in part.
     (2) If share exchange or share transfer by which the Corporation becomes a wholly-owned subsidiary of another company is approved at the General Meeting of Shareholders of the Corporation, holders of the Options may not exercise the Options on and after the date of such share exchange or share transfer.

10.  Restrictions under the U.S. Securities Act and Other Matters

     The Corporation shall not be obligated to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any Common Stock to be issued or transferred upon exercise of the Options or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue or cause to be issued or delivered any certificates evidencing Common Stock pursuant to these Terms and Conditions unless and until the Corporation is advised by its legal counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which Common Stock are traded. The Corporation may require, as a condition to the issuance and transfer of Common Stock pursuant to the Terms and Conditions, that the recipient of such Common Stock make such covenants, agreements and representations, and that such certificates bear such legends, as the Corporation deems necessary or desirable.

     The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Corporation shall have determined that the issuance and transfer of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Common Stock is traded. The Corporation may, in its sole discretion, defer the effectiveness of the exercise of a Option granted hereunder to allow the issuance and transfer of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Corporation shall inform the holder of a Option in writing of a decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of a Option has been deferred, the holder may, by written notice, withdraw such exercise and obtain the refund of any amounts paid in connection with the proposed exercise.

11.  Cancellation of Options

     The Corporation may acquire the Options from a holder of the Options without any payment therefor when the holder agrees to return the Options to the Corporation and the Corporation may cancel them.


12.  Restrictions on Transfer of Options

     The Options are nontransferable (other than any transfer upon the death of the Qualified Person to such Qualified Person's estate or beneficiaries), unless such transfer is expressly approved by the Board of Directors of the Corporation.


13.  Application for Exercise of Options and Manner of Payment

     (1) In case of exercise of the Options, the holder of the Options shall fill in necessary matters on the "Application Form for Exercise of the Options" in the form designated by the Corporation, and shall submit such application form (including application for exercise of the Options in an electromagnetic manner) to the place where applications for exercise of the Options are made as provided for in Condition 14, after affixing his or her name and seal or signature (including electronic signature) thereon. If certificates for the Options to be exercised are issued, the certificates shall be submitted together with the Application Form for Exercise of the Options. The Application Form for Exercise of the Options shall be accepted at the place where applications for exercise of the Options are made only on a business day of such place.

     (2) The entire amount of the Exercise Price of Common Stock to be issued or transferred upon exercise of the Options, including any applicable taxes and all other costs or fees associated with the exercise (hereinafter referred to as the "Amount of Payment") shall be paid in cash to an account designated by the Corporation (hereinafter referred to as the "Designated Account") at the payment handling place provided for in Condition 15 by the date and time designated by the Corporation. The entitlement of a holder to the receipt of Common Stock upon the exercise of a Option is subject to the payment in full of any federal, state, local and foreign taxes of any kind required to be withheld with respect to the exercise of any Option, as well as the payment of any costs or fees (such as brokerage fees) associated with the exercise of such Option.

     (3) Except as provided for in Condition 10, any holder of the Options who has submitted the documents required for exercise of the Options to the place where applications for exercise of the Options are made, may not cancel such exercise thereafter.

14.  Place Where Applications for Exercise of Options are Made

     Sony Corporation of America Human Resources, or its duly authorized designee.

15.  Payment Handling Place on Exercise of Options

     Sumitomo Mitsui Banking Corporation, Head Office (or any successor bank of such bank from time to time and/or any successor office of such office)

16.  Effective Date and Time of Exercise of Options

     (1) Except as provided for in Condition 10, exercise of the Options shall come into effect when the Application Form for Exercise of the Options, that is accepted at the place where applications for exercise of the Options are made, is delivered to the payment handling place and the Amount of Payment provided for in Condition 13 is duly paid to the Designated Account.

     (2) The Corporation shall deliver the share certificates without delay after the procedure for exercise of the Options is completed; provided, however, that the Corporation shall not deliver share certificates for shares constituting less than one (1) full unit of shares.

17.  Calculation of Dividend on Shares Issued upon Exercise of Options

     With respect to any annual dividend or interim dividend (being a cash distribution pursuant to Article 293-5 of the Commercial Code of Japan) on Common Stock issued upon exercise of the Options, such shares shall be deemed to have been issued, in case that the Options are exercised during the period from April 1 to September 30 every year, on April 1 of the relevant year, and in case that the Options are exercised during the period from October 1 to March 31 of the following year, on October 1 of the relevant year.


18. Portion of Issue Price of Shares which Will not be Accounted for as Stated Capital in Case Shares are Issued upon Exercise of Options

     The portion of the issue price of shares which will not be accounted for as stated capital shall be the amount obtained by reducing the amount which will be accounted for as stated capital from the Exercise Price (if the Exercise Price is adjusted under Condition 7, the Exercise Price after adjustment). The amount to be accounted for as stated capital shall be the amount obtained by multiplying the Exercise Price (if the Exercise Price is adjusted, the Exercise Price after adjustment) by 0.5 and any fraction less than one (1) cent resulting from such calculation shall be rounded up to the nearest cent.

19.  Issue of Certificates for Options

     Certificates for Options shall be issued only when a holder of the Options requests the Corporation to issue such certificates of Options

20.  Loss or Other Cases of Certificates for Options

     (1) In case that any holder of the Options that has lost the certificate for any Options notifies the Corporation its certificate number and the reason for loss and other matters and requests the issue and delivery of a replacement certificate for such Options together with a certified copy of the judgment of nullification of the subject lost certificate, the Corporation may issue and deliver a replacement certificate for such Options.

     (2) In case of destruction or defacement of the certificate for any Options, the holder of such destroyed or defaced certificate for such Options shall request the issue and delivery of a replacement certificate for such Options by submitting such destroyed or defaced certificate. In such case, the Corporation shall issue and deliver a replacement certificate for such Options in exchange for such destroyed or defaced certificate for such Options; provided, however, that the provision above for loss of the certificate for such Options shall apply mutatis mutandis when it is difficult to determine whether such destroyed or defaced certificate for such Options is genuine or not.

21. Expenses of Delivery of Replacement Certificates for Share Acquisition Certificates

     In case of issue and delivery of a replacement certificate for Options, the Corporation shall collect the actual expenses required therefor from the person who so requested, unless such expenses are paid for by another entity, which may include the Corporation or its subsidiary or affiliate.


22.  Handling of Matters Relating to Abolition of the Unit Share System

     In case that the Corporation abolishes the unit share system after the issue date of the Options, the Corporation may take necessary measures for handling the related matters thereto in the manner deemed as appropriate by the Corporation in accordance with the provisions of the Commercial Code of Japan and in consistent to these terms and conditions.

                                                                       Exhibit 2


                  Information on the Corporation and its Shares

1.   Trade name of the Corporation:

     SONY CORPORATION

2.   Classes of shares issued by the Corporation:

     Shares of Common Stock

     Shares of Subsidiary Tracking Stock (details as set forth below)

3.   Number of shares issued by the Corporation:

     Shares of Common Stock                             3,500,000,000 shares

     Shares of Subsidiary Tracking Stock                  100,000,000 shares

4. Number of shares constituting one unit of shares:              100 shares


Details of the Shares of Subsidiary Tracking Stock are as follows:

(1) In the event that the Board of Directors of Sony Communication Network Corporation (hereinafter referred to as "SCN") resolves to submit to its ordinary general meeting of shareholders a proposed appropriation of retained earnings including the payment of dividends for the accounting period of SCN ending on or immediately prior to the last day of an accounting period of the Corporation, the Corporation, for such accounting period of the Corporation, shall pay to the holders and/or the registered pledgees of the shares of Subsidiary Tracking Stock (hereinafter referred to as the "Shares of Subsidiary Tracking Stock") whose names appear on the register of shareholders as of the close of the last day of each accounting period, the smaller amount of the following (i) or (ii) as dividends per share of Subsidiary Tracking Stock (hereinafter referred to as the "Dividends for Subsidiary Tracking Stock") with priority to the payment of dividends to the holders and/or the registered pledgees of shares of Common Stock of the Corporation whose names appear on the register of shareholders as of the close of the last day of each accounting period:


     (i) The amount obtained by multiplying the amount of dividends per share of Common Stock of SCN (hereinafter referred to as the "Shares of Common Stock of SCN") under the relevant proposed appropriation of retained earnings by the Standard Ratio (initially 0.01, which Ratio shall be subject to adjustment pursuant to (13) below) as of the end of the relevant accounting period; provided, however, that if the amount of the Interim Dividends for Subsidiary Tracking Stock (as defined below) paid for the relevant accounting period is less than the amount provided for in the principal provision of (2) below, the amount of such shortfall shall be added thereto.

     (ii) The amount obtained by multiplying one hundred thousand yen (100,000 yen) by the Standard Ratio mentioned above; provided, however, that if the Interim Dividends for Subsidiary Tracking Stock are paid for the relevant accounting period, the amount of such payment shall be deducted therefrom (hereinafter referred to as the "Maximum Dividend Amount of Subsidiary Tracking Stock").

(2) In the event that SCN's Board of Directors resolves to pay interim dividends with respect to the most recent record date for payment of SCN's interim dividends on or before September 30 every year (hereinafter referred to as the "Record Date for Interim Dividends"), the Corporation shall pay to the holders and/or the registered pledgees of the Shares of Subsidiary Tracking Stock, whose names appear on the register of shareholders as of the close of such Record Date for Interim Dividends, a cash distribution (referred to as the "Interim Dividends for Subsidiary Tracking Stock") per share of Subsidiary Tracking Stock in an amount obtained by multiplying the amount of the interim dividends per share of the Common Stock of SCN resolved by SCN's Board of Directors by the Standard Ratio as of such Record Date for Interim Dividends, with priority to the holders and/or the registered pledgees of Common Stock of the Corporation whose names appear on the register of shareholders as of the close of such Record Date for Interim Dividends; provided, however, that the amount of such Interim Dividends for Subsidiary Tracking Stock to be paid shall not exceed the amount obtained by multiplying one hundred thousand yen (100,000 yen) by the Standard Ratio as of the relevant Record Date for Interim Dividends.

(3) Although the Dividends for Subsidiary Tracking Stock are not paid for a certain accounting period because SCN's Board of Directors has not resolved to submit a proposed appropriation of retained earnings including the payment of dividends to its ordinary general meeting of shareholders, the Corporation may pay dividends to the holders and/or the registered pledgees of the Common Stock of the Corporation.

(4) If the amount of the Dividends for Subsidiary Tracking Stock paid with respect to a certain accounting period is less than the amount determined pursuant to (i) of (1) above, such shortfall shall be cumulated as dividends for subsequent periods (hereinafter referred to as the "Cumulative Unpaid Dividends") and the Corporation shall pay to the holders and/or the registered pledgees of Subsidiary Tracking Stock the Cumulative Unpaid Dividends subject to the Maximum Dividend Amount of Subsidiary Tracking Stock as its maximum amount, with priority to the payment of the Dividends for Subsidiary Tracking Stock and dividends to the holders and/or the registered pledgees of Common Stock for each subsequent accounting period. Any unpaid amount of the Cumulative Unpaid Dividends shall be cumulated as the Cumulative Unpaid Dividends for subsequent periods. In case of the new issuance of the Shares of Subsidiary Tracking Stock, the amount equivalent to the Cumulative Unpaid Dividends shall be regarded as the Cumulative Unpaid Dividends to such newly issued Shares of Subsidiary Tracking Stock. If any Cumulative Unpaid Dividends are paid for a certain accounting period, the Dividends for Subsidiary Tracking Stock shall be determined subject to the amount obtained by deducting such paid Cumulative Unpaid Dividends from the Maximum Dividend Amount of Subsidiary Tracking Stock as the Maximum Dividend Amount of Subsidiary Tracking Stock as provided for in (ii) of (1) above.

(5) No additional dividends other than the Dividends for Subsidiary Tracking Stock shall be paid with respect to the Shares of Subsidiary Tracking Stock.

(6) In distributing the residual assets, as long as they include the Shares of Common Stock of SCN, the Corporation shall distribute to the holders and/or the registered pledgees of Subsidiary Tracking Stock, per share of the Subsidiary Tracking Stock, the number of Shares of Common Stock of SCN obtained by multiplying one (1) by the Standard Ratio as of the distribution date of the residual assets, or the amount obtained by way of disposition of such Shares of Common Stock of SCN (the costs required for the disposition shall be deducted therefrom), with priority to the distribution of any residual assets to the holders and/or the registered pledgees of Common Stock of the Corporation. No additional distribution of residual assets other than those prescribed above shall be made with respect to the Shares of Subsidiary Tracking Stock.

(7) The Corporation may, at any time, purchase the Shares of Subsidiary Tracking Stock and retire them at the purchase price of such shares with the profit distributable as dividends to shareholders.

(8) The Corporation may compulsorily retire all the Shares of Subsidiary Tracking Stock on any date following the third anniversary of June 20, 2001 and determined by the Board of Directors of the Corporation by paying per share of the Subsidiary Tracking Stock, the amount equivalent to the Standard Market Price (as defined below) of the Shares of Subsidiary Tracking Stock to the holders and/or the registered pledgees of the Subsidiary Tracking Stock, with its profit distributable as dividends to shareholders or in accordance with provisions concerning capital reduction.


(9) The Corporation may compulsorily convert, on any date following the third anniversary of June 20, 2001 and determined by the Board of Directors of the Corporation, each Share of Subsidiary Tracking Stock into the shares of Common Stock of the Corporation in the number obtained by dividing the number obtained by multiplying the Standard Market Price (as defined below) of the Shares of Subsidiary Tracking Stock by 1.1 by the Standard Market Price (as defined below) of the shares of Common Stock of the Corporation; provided, however, that such conversion shall be implemented only in cases where the Common Stock of the Corporation is listed on or registered at the stock exchange or over-the-counter market as prescribed in the Articles of Incorporation of the Corporation (hereinafter referred to as the "Stock Exchange").

(10) The "Standard Market Price" shall mean the average of the closing prices of the relevant shares on the Stock Exchange determined in the method prescribed in the Articles of Incorporation.

(11) The Corporation shall, without delay, compulsorily retire all the Shares of Subsidiary Tracking Stock or compulsorily convert them into the shares of Common Stock of the Corporation pursuant to (8) and (9) above if any of the following events occur; provided, however, that such compulsory retirement or compulsory conversion shall be made without delay on any day after the occurrence of any of the following events and determined by the Board of Directors to resolve such compulsory retirement or compulsory conversion notwithstanding (8) and (9) above:

     (i) SCN disposes of, by way of transfer or otherwise, those assets with value not less than eighty percent (80%) of the consolidated total assets on SCN's consolidated balance sheet (or the total assets on SCN's balance sheet if SCN does not prepare a consolidated balance sheet) for the most recent accounting period or those businesses where the consolidated net sales on SCN's consolidated income statement (or the net sales on SCN's income statement if SCN does not prepare a consolidated income statement) for the most recent accounting period is anticipated to decrease not less than eighty percent (80%); provided, however, that the disposition of such assets or businesses to a company whose issued shares are all, directly or indirectly, owned by SCN are excluded;

     (ii) SCN ceases to be a subsidiary of the Corporation;

    (iii) a situation continues for at least three (3) months where the total number of the Shares of Common Stock of SCN directly owned by the Corporation are less than the number obtained by multiplying the total number of the Shares of Subsidiary Tracking Stock by the Standard Ratio;

     (iv) SCN makes a resolution to dissolve;

     (v) SCN files a petition in bankruptcy or other similar procedure, or a declaration of bankruptcy or other similar court decision is made with respect to SCN; or

     (vi) an event that falls within the requirements for the delisting or the cancellation of registration of the Shares of Subsidiary Tracking Stock occurs at all the Stock Exchanges where the Shares of Subsidiary Tracking Stock are listed or registered.

(12) The Corporation shall, without delay, compulsorily retire all the Shares of Subsidiary Tracking Stock or compulsorily convert them into the Shares of Common Stock of the Corporation pursuant to (8) and (9) above if the listing or registration of the shares of Common Stock of SCN on a Stock Exchange is approved; provided, however, that such compulsory retirement or compulsory conversion shall be made on the day immediately preceding the day of such listing or registration or on any prior day determined by the Board of Directors of the Corporation notwithstanding (8) and (9) above. The Corporation may compulsorily retire all the Shares of the Subsidiary Tracking Stock on the day of such listing or registration or on any prior day determined by the Board of Directors of the Corporation by delivering per share of the Subsidiary Tracking Stock, the Shares of Common Stock of SCN in the number obtained by multiplying one (1) by the Standard Ratio as of such day or determined day, with its profit distributable as dividends to the shareholders or in accordance with the provisions concerning capital reduction.

(13) The Standard Ratio shall be adjusted in accordance with the method prescribed in the Articles of Incorporation of the Corporation in cases where the Shares of the Subsidiary Tracking Stock are to be issued at a price less than the market price, the Shares of the Common Stock of SCN are to be issued at a price less than the market price, or otherwise prescribed in the Articles of Incorporation.

(14) The Corporation may consolidate or split the shares of Common Stock of the Corporation and/or the Shares of Subsidiary Tracking Stock. The Corporation may grant the shareholders of Common Stock the right to subscribe for shares of Common Stock and/or the shareholders of Subsidiary Tracking Stock the right to subscribe for Shares of Subsidiary Tracking Stock. The Corporation may make stock splits with respect to the shares of Common Stock and the Shares of Subsidiary Tracking Stock at the same time in different split ratios. In addition, the Corporation may grant the shareholders of Common Stock the right to subscribe for shares of Common Stock and the shareholders of Subsidiary Tracking Stock the right to subscribe for Shares of Subsidiary Tracking Stock at the same time on different terms.

(15) Details with respect to the Shares of Subsidiary Tracking Stock shall be subject to the details prescribed in the Articles of Incorporation of the Corporation.

                                                                       Exhibit 3



                             [Intentionally Omitted]

                                                                       Exhibit 4

               [Applicable to optionees in certain jurisdictions]

The Qualified Person confirms the following matters pursuant to Article 13 of the Allocation Agreement.

1.   (Employment Contract)
     I understand that allotment of Options is discretionary and is not part of my employment contract, unless my employment contract expressly states otherwise.

     I understand that there is no guarantee that I will be granted a stock acquisition right or any other Option in the future. The Sony Corporation Stock Acquisition Rights Plan (the "Plan") may cease to be operated in the future although any existing Options granted under such Plan that I may have will continue in accordance with the Allocation Agreement and all Exhibits thereto, including but not limited to the Terms and Conditions.

     I know that I will have no right to claim compensation for any loss suffered in respect of any existing or future benefits I may receive under the Plan, except as set out in the relevant plan documentation.

2.   (Data Protection)
     This statement relates to information I have given on this form and to any other information which I provide to the Corporation, companies in the Sony group (including my employer) or which they hold about me, in relation to the Plan. Subject to legislative requirements, the information may be retained after my Option is exercised or cancelled. I understand that I can contact Secretariat of Stock Option Plan, Employee Relations, Corporate Human Resources, Sony Corporation or the Human Resources Department of Sony Corporation of America (in accordance with the contact information provided to me under separate cover), if I have any queries in respect of this statement.

     I understand that the information provided to the Corporation, the companies in the Sony group (including my employer), and/or to their duly authorized third party designee(s) retained for the purpose of assisting the Corporation or the Sony group companies with administration of the Options and provided in relation to the Plan will be used in relation to the administration of my Option under the Plan.

     The Corporation and/or any of the companies in the Sony group (including my employer) may give essential information to others (including people acting as your agents) where this is necessary for the administration of the Plan on the understanding that they will keep the information confidential.

     In order to process the information the Corporation and/or companies in the Sony group (including my employer) may transfer the information to other countries, including the United States, provided that I am assured the same level of protection which I would enjoy in my home country.

     I understand that I have a right to access certain information that you hold about me and in order to exercise this right, I can contact Secretariat of Stock Option Plan, Employee Relations, Corporate Human Resources, Sony Corporation or the Human Resources Department of Sony Corporation of America (in accordance with the contact information provided to me under separate cover).

3.   (Payment of Tax, Social Security or Other Amounts)
     I authorize the Corporation and companies in the Sony group (including my employer) to withhold any amounts or make such arrangements, including the sale of any shares, on my behalf as are necessary to meet any liability to taxation, social security or other amounts in respect of my participation in the stock incentive plan.

4.   (Tax Filings)
     By signing the Allocation Agreement I agree to:
     (1) make all neccessary personal tax filings in the territory where I am tax resident in relation to this plan;

     (2) make any required foreign exchange filings or notifications in relation to my holding of rights under the plan in the territory where I am foreign exchange resident; and

     (3) comply with any requirements to notify my employing company of my interests in rights relating to shares of the Corporation (whether these requirements are based on the internal rules of the relevant employing company or on the general law).

5.   (Pensions)
     I understand and agree that this grant of Options to me will not affect my pension rights in any way. No additional contributions will be made by the Corporation or by any other member of the Sony group (including my employer) as a result of my participation in this Plan. Any pension I may receive will not be increased by my participation in this Plan.

6.  (Tax Treatment)
     I understand and agree that neither the Corporation nor any member of the Sony group (including my employer) has arranged for any special tax treatment to apply to these Options. The Options are not tax qualified in any particular jurisdiction.